EXHIBIT 99

FOR IMMEDIATE RELEASE	MAY 14, 2003

Mesaba Holdings, Inc. Reports Fiscal Year 2003 And Fourth Quarter Results

MINNEAPOLIS/ST. PAUL – (MAY 14) – Mesaba Holdings, Inc. (NASDAQ: MAIR) today reported net earnings for the fiscal year ended March 31, 2003 of $4.3 million or $0.21 per basic and diluted share.  These results compare with fiscal 2002 earnings of $7.8 million, or $0.38 per basic and diluted share.

Net earnings for fiscal 2002 included a pre-tax gain of approximately $12.5 million as “Non-operating income” in the Statements of Operations from grants under the Air Transportation Safety and System Stabilization Act.

For the quarter ended March 31, 2003, the Company reported a net loss of $0.9 million or $0.04 per basic and diluted share, compared with net earnings for the fourth quarter of fiscal 2002 of $0.2 million, or $0.01 per basic and diluted share.

“Our industry continues to struggle through the most difficult period in its history,” said Paul Foley, Mesaba Holdings president and chief executive officer. “We will remain focused on operational excellence and committed to meeting the challenges of this turbulent time.  This approach affords our Mesaba Aviation and Big Sky subsidiaries the flexibility to pursue new opportunities and to react to changes in their operating environments.”

Mesaba Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  The Company completed its acquisition of Big Sky Airlines in December 2002, and both full year and quarterly results reflect the inclusion of Big Sky’s operating results starting on December 1, 2002.

Fiscal 2003 operating revenues increased by 9.6 percent to $456.9 million compared to $416.9 million a year ago.  Operating expenses for the fiscal year increased 7.7 percent to $448.3 million from $416.1 million in fiscal 2002.  Operating revenues for the fourth quarter improved 9.7 percent to $112.1 million compared with $102.2 million in the same quarter a year ago while operating expenses for the fourth quarter increased 13.9 percent to $116.0 million compared with $101.8 million in the same quarter a year ago.  Results for fiscal 2002 were substantially impacted by the events of September 11, 2001 and thereafter.

“The operating loss in the fourth quarter, while not unexpected, underscores the difficulty of the current environment,” said Bob Weil, Mesaba Holdings chief financial officer.  “Nonetheless, we finished the quarter with a strong balance sheet and well positioned to support our operating entities going forward.”

QUARTERLY CONFERENCE CALL

Mesaba Holdings will conduct a live webcast and conference call to discuss its full-year and fourth quarter earnings today at 10:00 a.m. (CST).  The webcast will be available through the Mesaba Holdings’ web site at http://www.mairholdings.com under the “Investor” link or http://www.visualwebcaster.com/event.asp?id=14787.

ABOUT THE COMPANY

Mesaba Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market. More information about Mesaba Holdings is available on the Internet at http://www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines. Currently, the airline serves 106 cities in 24 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul, and Memphis. Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.  Mesaba Aviation maintains a Web site at http://www.mesaba.com.

Big Sky serves 20 cities in Montana, North Dakota, Washington, Wyoming, Colorado and Idaho using 15 Fairchild Metro III, 19 seat aircraft. Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, America West Airlines and Horizon Airlines. Big Sky maintains a Web site at http://www.bigskyair.com. Big Sky is a significant provider of air service under the Essential Air Service program administered by the Department of Transportation.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results could differ materially form those projected as a result of a number of factors, some of which the Company cannot predict or control.  For a discussion of some of these factors, please see Item 1 of the Company’s Form 10-K for the year ended March 31, 2002 and Form 10-Q for the quarter ended December 31, 2002.

Note to Editors: Summary financial and operating information follows.

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Media Contact:     Laura Anders – 612-337-0354

Investor Contact: Bob Weil - 612-333-0021

MESABA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($000’s, except per share information)

(Unaudited)

	Quarter Ended March 31			Twelve Months Ended March 31
	2003	2002	Change	2003	2002	Change

Operating revenues	$112,070	$102,172	9.7%	$456,880	$416,913	9.6%
Operating expenses	116,011	101,831	13.9%	448,252	416,107	7.7%
Operating income (loss)	(3,941)	341		8,628	806
Nonoperating income (expense), net	966	(164)	NM	259	15,271	-98.3%
Income (loss) before income taxes	(2,975)	177		8,887	16,077
Income tax expense (benefit)	(2,074)	—	100.0%	4,558	8,267	-44.9%
Net income (loss)	$(901)	$177		$4,329	$7,810

Net income (loss) per share - basic	$(0.04)	$0.01		$0.21	$0.38
Weighted average shares - basic	20,321	20,570		20,308	20,289

Net income (loss) per share - diluted	$(0.04)	$0.01		$0.21	$0.38
Weighted average shares - diluted	20,321	20,570		20,357	20,601

Selected Operating Statistics By Operating Entity

(Unaudited)

	Quarter Ended March 31				Twelve Months Ended March 31
	2003	2002	Change		2003	2002	Change
Mesaba Aviation, Inc. Operating Statistics
Passengers	1,239,482	1,153,084	7.5%		5,658,006	5,650,548	0.1%
ASM’s (000’s)	687,788	653,893	5.2%		2,822,140	2,739,946	3.0%
RPM’s (000’s)	374,523	334,328	12.0%		1,646,114	1,571,042	4.8%
Load Factor	54.5%	51.1%	3.4	pts.	58.3%	57.3%	1	pts.
Departures	54,386	53,937	0.8%		233,160	240,068	-2.9%
Revenue per ASM (cents)	15.7	15.6	0.5%		16.0	15.2	5.1%
Cost per ASM (cents)	15.9	15.6	2.0%		15.5	15.2	2.2%

Big Sky Transportation Co. Operating Statistics
Passengers	26,311	n/a	n/a		39,587	n/a	n/a
ASM’s (000’s)	21,117	n/a	n/a		29,810	n/a	n/a
RPM’s (000’s)	6,851	n/a	n/a		10,630	n/a	n/a
Load Factor	32.4%	n/a	n/a		35.7%	n/a	n/a
Departures	6,171	n/a	n/a		8,415	n/a	n/a
Revenue per ASM (cents)	19.0	n/a	n/a		19.3	n/a	n/a
Cost per ASM (cents)	27.5	n/a	n/a		26.2	n/a	n/a

MESABA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

($000’S)

(Unaudited)

	March 31, 2003	March 31, 2002
ASSETS

Cash and cash equivalents	$60,908	$31,250
Short-term investments	40,464	67,774
Other current assets	64,772	63,597
Net property and equipment	43,798	50,615
Long term investments	21,762	4,068
Other assets	15,706	8,550
Total assets	$247,410	$225,854

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$62,675	$44,781
Other liabilities and deferred credits	6,790	7,701
Shareholders’ equity	177,945	173,372
Total liabilities and shareholders’ equity	$247,410	$225,854

Note: Big Sky Transportation Co. operating statistics for fiscal 2003 are for the period from December 1, 2002 (the acquisition date) to March 31, 2003.